As filed with the Securities and Exchange Commission on December 3, 1999
                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                        PATAPSCO VALLEY BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Maryland                                           52-1996620
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                               Number)

                          8593 Baltimore National Pike
                          Ellicott City, Maryland 21043
                                 (410) 465-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                -----------------------------------------------


          Patapsco Valley Bancshares, Inc. Employee Stock Purchase Plan
                            (Full title of the plan)

                                John S. Whiteside
                                    President
                        Patapsco Valley Bancshares, Inc.
           8593 Baltimore National Pike, Ellicott City, Maryland 21043
                     (Name and address of agent for service)

                                 (410) 465-0900
          (Telephone number, including area code, of agent for service)
                 ----------------------------------------------

                                   Copies to:
                          Abba David Poliakoff, Esquire
                           Michael A. Refolo, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4000
                 ----------------------------------------------

===================================================================================================================
                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
===============================================================================================================================
Title of Shares to be              Amount to be             Proposed Maximum        Proposed Maximum           Amount of
     Registered                     Registered              Offering Price Per     Aggregate Offering       Registration Fee
                                                                Share(1)               Price(1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share            41,100 shares              $29.00                  $1,191,900               $314.66
===============================================================================================================================

(1) The number of shares is adjusted to reflect a 100% stock dividend paid in October, 1998, and shall include such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(2) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of November 29, 1999.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The documents containing information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Patapsco Valley Bancshares, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

          (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (which includes certain information contained in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders on April 20, 1999 and incorporated therein by reference);

          (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

          (iii) Current Reports on Form 8-K filed on February 18, 1999, and September 7, 1999;

          (iv) Description of the Company's Common Stock which appears at page 38 of the Company's Form 10-SB, or any description of the Common Stock which appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to
Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of common stock, par value $.01 per share (the "Shares"), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Patapsco Valley Bancshares, Inc., Secretary, 8593 Baltimore National Pike, Ellicott City, Maryland 21043. Telephone requests may be directed to the Company at (410) 465-0900.


Item 4.  Description of Shares.

     Not applicable.


Item 5.  Interests of Named Experts and Counsel.

     Not applicable.


Item 6.  Indemnification of Directors and Officers.

     Under Maryland law, a corporation is permitted to limit, by provision in its Articles of Incorporation, the liability of directors and officers so that no director or officer shall be liable to the corporation or to any shareholder for money damages except (i) for and to the extent of actual receipt of an improper personal benefit in money, property or services, or (ii) for active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Articles of Incorporation includes this provision.

     The Company's Articles of Incorporation requires the Company to indemnify its directors and officers to the maximum extent permitted under Maryland law. As a result, the Company is required to indemnify any present or former director or officer against any claim or liability, including all judgments, penalties, fines, settlements and expenses, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company is required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such a person provided that the Company shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Articles of Incorporation also requires the Company to provide indemnification, payment or reimbursement of expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted of directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws, and by federal banking laws.


Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

          Exhibit
          Number    Description of Exhibits
          -------   -----------------------

            5       Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued

            10 Employee Stock Purchase Plan, dated April 21, 1998, as amended.

            23.1    Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

            23.2 Consent of Rowles & Company, LLP, independent certified public accountants


Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ellicott City, State of Maryland, on the 30th day of November, 1999.

                            PATAPSCO VALLEY BANCSHARES, INC.


                            By: /s/John S. Whiteside
                                 -----------------------------------------------
                                 John S. Whiteside, President


                            By:  /s/Barbara M. Broczkowski
                                 -----------------------------------------------
                                 Barbara M. Broczkowski, Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons as of the date indicated below.

    Signature                          Title                      Date
    ---------                          -----                      ----

/s/Ronald L. Eyre                      Director             November 30, 1999
-----------------------------
Ronald L. Eyre

/s/John F. Feezer, III                 Director             November 30, 1999
-----------------------------
John F. Feezer, III

/s/Howard E. Harrison, III             Director             November 30, 1999
-----------------------------
Howard E. Harrison, III

/s/Kevin P. Huffman                    Director             November 30, 1999
-----------------------------
Kevin P. Huffman

/s/Eugene William Iager, Sr.           Director             November 30, 1999
-----------------------------
Eugene William Iager, Sr.

/s/Fred T. Lewis                       Director             November 30, 1999
-----------------------------
Fred T. Lewis

/s/Richard H. Pettingill               Director             November 30, 1999
-----------------------------
Richard H. Pettingill

/s/John S. Whiteside                   Director             November 30, 1999
-----------------------------
John S. Whiteside

                                  Exhibit Index


Exhibit
Number         Description of Exhibits
-------        -----------------------

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

10             Employee Stock Purchase Plan, dated April 21, 1998, as amended.

23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

23.2 Consent of Rowles & Company, LLP, independent certified public accountants